EXHIBIT 5.1

LAW OFFICES OF JONATHAN D. STRUM
5638 Utah Avenue, NW – Washington DC 20015
Telephone: (202) 362-9027 – Facsimile: (202) 362-9037
____________________________________
Email: jdstrum@jdstrumlaw.com

November 26, 2013

VIA ELECTRONIC TRANSMISSION

Dina Yafe
Board of Directors:
Instride Inc.
7950 NW 53rd Street
Suite 337
Miami, Florida 33166
Email: dina@instride-inc.com

RE:  Instride Inc.; Form S-1 Registration Statement

Madame:

We refer to the above-captioned registration statement on Form S-1 ("Registration Statement") under the Securities Act of 1933, as amended ("Act"), filed by Instride Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission.

We have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such documents.

Based on our examination mentioned above, we are of the opinion that the 400,000 shares sought to be sold pursuant to the Registration Statement are duly authorized and will be, when issued in the manner described in the Registration Statement, legally and validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under "Legal Matters" in the Registration Statement. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7of the Act, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Jonathan D. Strum
Jonathan D. Strum